                            SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /      Preliminary Proxy Statement
/ /      Confidential, for Use of the Commission Only
         (as permitted by Section 14a-6(e)(2))

/ /      Definitive Proxy Statement

/ /      Definitive Additional Materials

/X/      Soliciting Material Pursuant to Section 14a-11(c) or Section 14a-12

                              INFORMIX CORPORATION
------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/      No Fee Required.

/ / Fee computed on table below per Exchange Act Rules 14a-6(i) (4) and 0-11.

(1)      Title of each class of securities to which transaction applies:

------------------------------------------------------------------------------

(2)      Aggregate number of securities to which transaction applies:

------------------------------------------------------------------------------

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)      Proposed maximum aggregate value of transaction:

(5)      Total fee paid:

/ /      Fee paid previously with preliminary materials:

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by Registration Statement number, or the Form or Schedule and the date of its filing.

(6)      Amount previously paid:

------------------------------------------------------------------------------

(7)      Form, Schedule or Registration Statement No.:

------------------------------------------------------------------------------

(8)      Filing party:

------------------------------------------------------------------------------

(9)      Date filed:

------------------------------------------------------------------------------

         The proposed transaction described below will be submitted to Informix's stockholders for their consideration, and Informix will file a proxy statement concerning the proposed transaction with the SEC. Stockholders are urged to read the proxy statement regarding the proposed transaction when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. When available, the proxy statement concerning the proposed transaction will be mailed to all of our stockholders and our proxy statement, as well as other filings containing information about Informix, will be available, for free, at the SEC's Internet site (HTTP://WWW.SEC.GOV). Copies of the proxy statement and the SEC fillings that will be incorporated by reference in the proxy statement can also be obtained, without charge, by directing a request to Informix, Investor Relations, 50 Washington St., Westboro, MA 01581 (508-366-3888).

         Informix and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Informix stockholders in favor of the proposed transaction. Information regarding the interests of the officers and directors of Informix in the proposed transaction will be set forth in proxy statement regarding the proposed transaction, when available. Information regarding Informix's officers and directors that may be deemed participants in the solicitation is included in Informix's most recent annual proxy statement as filed with the SEC on a Schedule 14A.


                IBM AND INFORMIX CORP. SIGN AGREEMENT FOR SALE OF
                       INFORMIX DATABASE BUSINESS TO IBM
                ACQUISITION STRENGTHENS IBM'S DATABASE BUSINESS;
                     ASSURES INFORMIX CUSTOMERS AND PARTNERS
                   CONTINUED SUPPORT, FAST PATH TO E-BUSINESS

         PUBLIC RELATIONS CONTACTS:
         Joe Stunkard                                         Sharon Thompson
         IBM                                                  Informix Software
         914-766-1779                                         503-721-2385
         STUNKARD@US.IBM.COM                                  SHARON.THOMPSON@INFORMIX.COM
         ---------------------------------------------------------------------------------
         Pager: 800-946-4646 Pin:182-6486

         Malinda Banash                                       Stephanie Prince/Gordon McCoun
         Miller Consulting for Ascential Software             Morgen Walke for Informix Investor Relations
         617-262-1800 x232                                    212-850-5600
         MALINDA@MILLERGRP.COM                                SPRINCE@MORGENWALKE.COM


Armonk, N.Y., and Westboro, MA., April 24, 2001 -- IBM (NYSE:IBM) and Informix(R) Corporation (Nasdaq: IFMX) today announced that they have entered into a definitive agreement for IBM to acquire the assets of Informix Software--Informix's database business--in a cash transaction valued at $1 billion.

The acquisition strengthens IBM in the fast-growing distributed database business, a key strategic priority for IBM. IBM's distributed database revenues grew 36% year-to-year in the first quarter of 2001.

"Customers are aggressively investing in data management software because data collection, storage and use are at the core of a successful e-business," said Sam Palmisano, president and chief operating officer of IBM. "This acquisition of Informix allows IBM to bring the benefits of leadership database technologies to more customers faster."

Informix Software is a leading provider of database management systems for data warehousing, business intelligence and transaction processing. With an installed base of more than 100,000 customers worldwide, Informix delivers high-performance database systems to customers in retail, financial services, government, healthcare, manufacturing, media and publishing, telecommunications and other businesses. Key Informix customers include Verizon, Deutsche Telekom, Sears and Sabre.

Once the acquisition is completed, IBM will:

     o Integrate Informix database business operations and personnel into the existing IBM Software data management division led by General Manager Janet Perna.

     o Market and sell Informix's database products worldwide through an integrated IBM and Informix sales force.

     o Maintain existing relationships with Informix customers and business partners, including support for and updating of current Informix products.

"The acquisition by IBM is good news for Informix Software's database customers, partners, employees and stockholders," said Peter Gyenes, chairman and chief executive officer, Informix Corp. "IBM offers the global resources, investment protection, support and technology leadership our customers and partners need for the future, as well as exciting opportunities for our employees. This acquisition also extends the reach and relevance of key Informix technologies as they are evolved and integrated into future versions of IBM data management offerings."

Informix customers will also benefit from IBM's open platform strategy and broad array of alliances with leading application developers such as SAP, Siebel Systems, PeopleSoft, Retek and many others worldwide. IBM intends to integrate selected Informix technology into future versions of DB2* Universal Database, which will remain IBM's flagship database product.

"Informix customers can be confident that their investments in existing Informix products are secure," said Steve Mills, senior vice president and group executive, IBM Software. "These customers will now have a long-term growth path that enables them to achieve the full potential of e-business."

Following the sale of the database business to IBM, Informix Corporation will be totally focused on its other independent operating business - Ascential(TM) Software. With annualized revenue in excess of $130 million, Ascential is a leading provider of information asset management solutions to the Global 2000. The Company intends to apply the proceeds from the transaction to fund the growth of Ascential as well as to return a substantial portion of the proceeds to stockholders through a stock-reduction program, details of which are expected to be announced at or shortly after closing. Upon the closing of the transaction, Informix Corporation will be renamed Ascential Software.

In a separate release today, IBM and Ascential Software announced a global strategic alliance to jointly develop and market information asset management solutions based on Ascential's DataStage(R), DataStage 390 and Media360(TM) products as well as IBM's DB2 and related product platforms.

The acquisition is subject to Informix shareholder and regulatory approvals, and is expected to close in the third quarter of 2001.

ABOUT IBM

IBM is the world's largest information technology company, with 80 years of leadership in helping businesses innovate. For more information about IBM, visit HTTP://WWW.IBM.COM.

ABOUT INFORMIX CORPORATION

Informix Corp. is the parent company of Informix Software, the database company, a leading provider of database management systems for data warehousing, transaction processing and e-business applications, and Ascential Software, the leading provider of Information Asset Management solutions to the Global 2000. For more information, visit the Informix web site HTTP://WWW.INFORMIX.COM.

Informix Software, headquartered in Menlo Park, California, has 2,500 employees worldwide in offices in North America, Latin America, Europe, Africa, and Asia-Pacific, and is a leader in data management technology. Founded in 1980, Informix Software has consistently strived to optimize performance, scalability, and total cost of ownership in its data management offerings.

*Denotes a trademark of the IBM Corporation

(C)2001 Informix Corporation. All rights reserved. The following are trademarks of Informix Corporation or its affiliates, one or more of which may be registered in the U.S. or other jurisdictions: Informix, Ascential, DataStage and Media360.

Safe Harbor Statement
This public announcement contains forward-looking statements that are subject to numerous risks and uncertainties. Any statements contained in this public announcement, including without limitation statements to the effect that the Companies or their managements "believes," "expects," "anticipates," "plans," "may," "will," "projects," "continues," "intends" or "estimates," or statements concerning "potential" or "opportunity" or other variations thereof or comparable terminology or the negative thereof that are not statements of historical fact, should be considered forward-looking statements as a result of certain risks and uncertainties. These risks and uncertainties could cause actual results and events materially to differ for historical or anticipated results and events. Investors and potential investors should review carefully the description of risks and uncertainties which, together with other detailed information about the Companies, is contained in the periodic reports that the Companies file from time to time with the Securities and Exchange Commission, including the Companies' Forms 10-K for fiscal year 2000.

                       [INFORMIX CORPORATION LETTERHEAD]

                                  NEWS RELEASE

PRESS CONTACT:                                  INVESTOR CONTACT:
Ascential Software                              Stephanie Prince/ Gordon McCoun
Malinda Banash                                  Morgen-Walke Associates, Inc.
Miller Consulting                               (212) 850-5600
617-262-1800 x232                               SPRINCE@MORGENWALKE.COM
MALINDA@MILLERGRP.COM

Informix Software
Sharon Thompson
(503) 721-2385
SHARON.THOMPSON@INFORMIX.COM



            INFORMIX CORPORATION ANNOUNCES FIRST QUARTER EARNINGS AND AGREEMENT TO SELL DATABASE BUSINESS TO IBM FOR $1.0 BILLION IN CASH


o        EARNINGS PER SHARE INCREASES TO $0.06, BEFORE CHARGES
o        INFORMIX CORPORATION TO BE RENAMED ASCENTIAL SOFTWARE
o        COMPANY PLANS STOCK REDUCTION PROGRAM


Westboro, MA - April 24, 2001 - Informix(R) Corporation (Nasdaq: IFMX), a technology leader for the new economy, today announceD results for the first quarter ended March 31, 2001. Revenue totaled $217.1 million, compared with $226.8 million in the fourth quarter of 2000, and $250.9 million in the same quarter last year.

The net profit for the quarter was $18.3 million, or $0.06 per diluted share, before charges primarily related to the Company's previously announced plans to establish two separate, independent operating companies. This compares to a net profit before charges in the 2000 fourth quarter of $14.9 million or $0.05 per diluted share, and net profit of $27.1 million, or $0.09 per diluted share in the first quarter of 2000.

Including realignment charges of $4.2 million, Informix reported a net profit of $14.0 million in the first quarter of 2001. The Company ended the quarter with $254.7 million in cash and cash equivalents on its balance sheet and no debt.



Revenue of Ascential(TM) Software, the information asset management solutions company, was $33.3 million. Excluding the contribution from its i.Sell product offering which was discontinued in the first quarter, Ascential revenue increased 7% on a sequential basis to $30.4 million from $28.4 million in the previous quarter, and increased 31% from $23.1 million in the same period last year. This growth was driven primarily by the continued demand for the Company's DataStage data integration and Media360 content management offerings. Including the contribution from i.Sell, reported revenue in the fourth quarter was $33.7 million. Revenue of Informix Software, the Company's database business, was $183.8 million in the 2001 first quarter, compared to $193.1 million in the fourth quarter of 2000. Revenue at Informix Software continued to be driven by customers' demand for data warehousing, business intelligence, and new Internet applications.



International sales represented 49% of the Company's revenue during the first quarter of 2001.



In a separate press release issued today, Informix announced that it had entered into a definitive agreement to sell the assets of its database subsidiary, Informix Software, to IBM for $1.0 billion in cash.


"The acquisition by IBM is good news for Informix Software's database customers, partners, employees and stockholders," said Peter Gyenes, Chairman and Chief Executive Officer. "IBM offers the global resources, investment protection, support and technology leadership our customers and partners need for the future, as well as exciting opportunities for our employees. This acquisition also extends the reach and relevance of key Informix technologies as they are evolved and integrated into future versions of IBM data management offerings."



Proceeds from the sale of the assets are expected to be approximately $800 million after taxes. The Company intends to apply the proceeds to fund the growth of Ascential Software as well as return a substantial portion of the available proceeds of the sale to stockholders through a stock-reduction program consisting of either a stock re-purchase or a special dividend. A final mechanism will be determined at or shortly after closing based on market conditions. Upon the closing of the transaction, which is expected to be in the third quarter of 2001, Informix Corporation will be renamed Ascential Software.



"When completed, the transaction with IBM will establish Ascential Software, the leader in providing information asset management solutions, as a separate publicly traded company with substantial financial resources to achieve its goals," Mr. Gyenes continued. "Our investors will then own a pure play vehicle to participate in one of the fastest growing sectors of the software industry. Ascential Software will begin its public life with approximately $1 billion in cash and no debt, a current annualized revenue run rate in excess of $130 million and strong products and partnerships, serving over 1700 customers worldwide. The Company is led by a proven management team with a successful tenure of working together."



In a third press release today, the Company also announced a strategic alliance between Ascential and IBM whereby IBM will market and sell e-business solutions integrating Ascential's DataStage(R), and Media360(TM) products.



FIRST QUARTER EARNINGS AND OUTLOOK


"We are extremely pleased with our accomplishments for the first quarter. First, we are pleased with our financial results, especially in the context of the dramatic slowdown of the economy that resulted in reduced technology spending as well as the challenges of completing the transaction with IBM that we announced today," commented Mr. Gyenes. "Also very importantly, Ascential made significant strides in the development of its business in the quarter while completing the task of establishing its own operating company. We further developed strategic alliances with IBM and with other soon-to-be-announced enterprise solution partners that we expect to have a major impact on our future business opportunities. Finally, in conjunction with our channel partners we opened major new accounts such as Boeing, Agilent and BASF."


Mr. Gyenes added, "While we have achieved much in launching Ascential and we have greater prospects and business visibility than ever, we believe that in the context of the current economic climate and the near-term requirements of completing the transaction with IBM, it is prudent to reset our revenue growth expectations for 2001 to approximately 35% to 40% above 2000. We believe this revenue goal will allow us the time to further develop and strengthen the Ascential organization and create the foundation to execute our partnering plans with IBM and with others. Ascential will then be positioned for more rapid growth of approximately 40% to 50% in 2002 when the economic climate is expected to once again improve. We continue to fully expect to achieve sustained profitability during the fourth quarter of this year, and we feel very well positioned to capitalize should the economy improve earlier than expected."

In light of the pending transaction with IBM, the Company is not providing guidance on the operations of Informix Software.

GUIDANCE ON ASCENTIAL'S OPERATING MODEL

o Revenue growth of 35% to 40% in 2001 over 2000 and 40% to 50% growth in 2002 over 2001 is projected. Approximately 15% sequential growth is expected in the second quarter 2001 as compared to the first quarter just reported.

o Gross Margin is expected to progressively increase from 50% in the first quarter to between 65% and 70% by year-end 2001. Further expansion to between 70% and 75% by year-end 2002 is projected, based on planned revenue growth.

o Operating expenses were approximately $38 million in the first quarter, and are expected to decrease somewhat throughout the year, before charges and non-recurring items, as increased efficiencies take effect.

o Operating Margin is expected to improve progressively during the year to approximately 5% in the fourth quarter of 2001 and to expand to between 15% and 20% by year-end 2002, based on planned revenue growth.

o One-time cash expenses associated with closing the IBM acquisition and related transition expenses in support of Ascential are estimated to be between $30 and $40 million and will be recorded as incurred after closing and in one or two subsequent quarters.

SELECTED QUARTERLY HIGHLIGHTS



During the quarter, Ascential Software continued its track record of significant new customer acquisition, establishing several new key partnerships and extending its product portfolio to provide a comprehensive software framework that addresses the requirements for Information Asset Management. Highlights of the quarter include:



o Signed 127 new customers, including: Turner Broadcast System, Miller Brewing, Gerling Holdings, Dana Corporation, Bombardier, Sandia National Labs, Anatel, iMedLink, Assurant Group, JM Family, Canadian Imperial Bank of Commerce (CIBC), US Army, Samsung Electric, Lufthansa and COPEL, Brazil's state electronics utility. Ascential's DataStage is now the recommended corporate data integration solution for Novartis, General Motors, Dana Corporation, DaimlerChrysler, and International Paper, among others.

o Announced a strategic partnership with Torrent Software to create the first linear scalable data integration solution, allowing companies to integrate, transform and share massive amounts of corporate data for business intelligence, customer relationship management (CRM) and e-commerce applications.

o Significantly expanded the company's relationships with key global partners. The company is now a member of Sun Microsystems' iForce program and has entered into a strategic marketing agreement with Cisco for its iQ EcoSystem Program. Additionally, the Company signed alliance agreements with Siebel Systems and JD Edwards and is working with Avalon/EMC to integrate their technologies for the media market. During the quarter the Company also signed 15 new systems integrator partners for the Media360 product.

o Expanded our partnership activities with SAP, including optimizing DataStage for the mySAP Business Intelligence platform. Also increased the number of joint Ascential/SAP customers to over 60.

o Realized significant market acceptance of DataStage/XE 390, the industry's only data integration solution with native support for mainframe, Unix, and NT platforms. New customers utilizing this solution include Banco Santander Central Hispano, General Motors, Clear Communications, Ltd., Northwest Airlines, Independence Blue Cross and the State of Arkansas.

o Delivered significant new capabilities in Media360 Version 2.0 with targeted features for broadcast and publishing applications. Added 13 new Media360 customers, including Turner Broadcast System, DaimlerChrysler, iMedLink, Anatel, Allegra and Sogecable.

o Delivered new versions of the company's enterprise information portal product, Axielle Version 1.4, as well as the company's web analytics solution WebSuccess Version 1.1. Both releases provide increased performance capabilities. WebSuccess was enhanced to enable the analysis of clickstream data across multiple web servers.

o Conducted major events to launch the Ascential Software branding and company in major cities worldwide involving thousands of customers and partners as well as key press and industry analyst participants.




Informix Software achieved the following during the first quarter:


o Notable significant orders from major customers in the first quarter include SBC Communications, DHL Systems, SAP AG, American Airlines, Lucent Technologies, Kroger Co., and Hewitt Associates LLC, among others.

o Noteworthy new enterprise database customers, include Siemens, France Telecom, Alta Vista, Dedalus Sistemas and StatSignal Systems.

o Announced a strategic partnership agreement with BroadVision providing for mutual product integration and joint marketing of One-To-One Enterprise 6.0 with Informix Dynamic Server for superior scalability and extensibility.

o Introduced Informix Financial Foundation, initiating a new product bundling strategy to deliver customized database-driven solutions to vertical markets that is planned to be rolled out throughout 2001.

o Announced the general availability of Extended Parallel Server 8.31.UD1, and demonstrated the superior performance of XPS by setting a world record on the 1000GB TPC-H benchmark running on a Hewlett Packard platform.

o Announced the general availability of Informix OnLine 5 on Linux, further extending the popular embeddable OLTP database to small and mid-sized companies.

o Announced the release of Cloudscape 3.6, providing new security and usability functionality along with features to support Sun Microsystems' Java 2 Platform, Enterprise Edition (J2EE) Software Development Kit.


CONFERENCE CALL
Management will host a conference call at 8:00 AM (EST.) on April 24, 2001 to discuss the information included in today's release. To access the conference call, please dial 888-455-5419 or 630-395-0406 for international access. The password for the call is "Informix". The conference call will also be broadcast live through a link on the Investor Relations page on the Informix web site at www.informix.com.

Please go to the web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.

For those who cannot attend the live broadcast, a replay will be available on the web site at www.informix.com or by calling 402-998-0477 from two hours after the call ends until 8:00 p.m. on May 1, 2001.

ABOUT INFORMIX SOFTWARE

Informix Software, the database company, is a leading provider of database management systems for data warehousing, transaction processing and e-Business applications. With more than 100,000 customers worldwide, Informix Software delivers high-performance database systems in markets including retail, financial services, government, healthcare, manufacturing, media and publishing, and telecommunications. For more information, visit the Informix Web site www.informix.com.


ABOUT ASCENTIAL SOFTWARE

Ascential Software is the leading provider of Information Asset Management solutions to the Global 2000. Customers use Ascential products to turn vast amounts of disparate, unrefined data into reusable information assets that drive business success. Ascential's unique framework for Information Asset Management enables customers to easily collect, validate, organize, administer and deliver information assets to realize more value from their enterprise data, reduce costs and increase profitability. Headquartered in Westboro, Mass., Ascential has offices worldwide and supports more than 1700 customers in such industries as telecommunications, insurance, financial services, healthcare, media/entertainment and retail. Ascential is an independent operating company of Informix Corporation (NASDAQ:IFMX) and can be found on the Web at HTTP://WWW.ASCENTIALSOFTWARE.COM.

SAFE HARBOR STATEMENT
This public announcement contains forward-looking statements that are subject to numerous risks and uncertainties. These forward-looking statements include, without limitation, those as to:

Completing strategic relationships with IBM and other soon-to-be-announced enterprise solution partners that will have the anticipated major impact on the Company's future business opportunities;

The Company's ability to achieve approximately 35-40% revenue growth in 2001;

Developing and strengthening the Ascential organization to position the Company for even more rapid growth of 40-50% in 2002;

The Company's ability to capitalize on any earlier improvement in the economy before the fourth quarter;

The Company's ability to achieve sustained profitability during the fourth quarter of 2001;

The Company's ability to achieve 15% sequential growth in the second quarter of 2001;

The Company's ability progressively to increase gross margin from 50% in the first quarter to between 65% and 70% by year-end 2001;

The Company's ability further to expand gross margin to between 70% and 75% by year-end 2002;

The Company's ability to decrease operating expenses throughout 2001 before charges and non-recurring items;

The Company's ability progressively to improve operating margin during 2001 to approximately 5% in the fourth quarter and to expand operating margin to between 15% and 20% by year-end 2002; and

The Company's ability to limit one-time cash expenses associated with the closing the IBM transaction and related transition expenses in support of Ascential to between $30 and $40 million.

Any statements contained in this public announcement, including without limitation statements to the effect that the Company or its management "believes," "expects," "anticipates," "plans," "may," "will," "projects," "continues," "intends" or "estimates," or statements concerning "potential" or "opportunity" or other variations thereof or comparable terminology or the negative thereof that are not statements of historical fact, should be considered forward-looking statements as a result of certain risks and uncertainties. These risks and uncertainties could cause actual results and events materially to differ for historical or anticipated results and events. Investors and potential investors should review carefully the description of risks and uncertainties which, together with other detailed information about the Company, is contained in the periodic reports that the Company files from time to time with the Securities and Exchange Commission, including the Company's Form 10-K for fiscal year 2000.

(C)2001 INFORMIX CORPORATION. ALL RIGHTS RESERVED. THE FOLLOWING ARE TRADEMARKS OF INFORMIX CORPORATION OR ITS AFFILIATES, ONE OR MORE OF WHICH MAY BE REGISTERS IN THE U.S. OR OTHER JURISDICTIONS: INFORMIX(R);
MEDIA360(TM); DATASTAGE(R); I.DECIDE(TM), LOADPACK(TM), RED BRICK(R), AND DECISION SERVER(TM). ASCENTIAL(TM) IS A TRADEMARK OF ASCENTIAL SOFTWARE, INC. AND MAY BE REGISTERED IN OTHER JURISDICTIONS.

                                Tables to Follow

                              INFORMIX CORPORATION
            UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                         Three Months Ended
                                                                                              March 31,
                                                                                   2001                       2000
                                                                                   ----                       ----
   NET REVENUES
     Licenses                                                                   $97,200                   $119,279
     Services                                                                   119,857                    131,605
                                                                                -------                    -------
                                                                                217,057                    250,884

  COSTS AND EXPENSES
     Cost of software distribution                                               13,252                     12,585
     Cost of services                                                            41,543                     48,732
     Sales and marketing                                                         82,443                     98,798
     Research and development                                                    35,685                     43,355
     General and administrative                                                  26,525                     20,244
                                                                                 ------                     ------
                                                                                199,448                    223,714

  Operating income                                                               17,609                     27,170
                                                                                 ------                     ------

  OTHER INCOME (EXPENSE)
     Interest income                                                              2,641                      3,302
     Interest expense                                                              (34)                      (171)
     Other, net                                                                     927                      3,513
                                                                                    ---                      -----

  INCOME BEFORE INCOME TAXES, excluding non-recurring charges                    21,143                     33,814
     Income taxes                                                                 2,877                      6,763
                                                                                  -----                      -----

  INCOME, excluding non-recurring charges                                       $18,266                    $27,051
     Preferred stock dividend                                                        --                       (87)
                                                                                     --                       ----

  INCOME APPLICABLE TO COMMON STOCKHOLDERS,
     excluding non-recurring charges                                            $18,266                    $26,964
                                                                                =======                    =======

  NON-RECURRING CHARGES
     Merger, realignment and other charges                                        4,217                     50,034
                                                                                  -----                     ------

  NET INCOME (LOSS) APPLICABLE TO COMMON STOCKHOLDERS                           $14,049                  $(23,070)
                                                                                =======                  =========

  INCOME PER COMMON SHARE,
     excluding non-recurring charges                                              $0.06                      $0.09
                                                                                  =====                      =====

  SHARES USED IN PER SHARE CALCULATION,
     excluding non-recurring charges                                            299,884                    307,524
                                                                                =======                    =======

  NET INCOME (LOSS) PER COMMON SHARE
     Basic                                                                        $0.05                    $(0.08)
                                                                                  =====                    =======
     Diluted                                                                      $0.05                    $(0.08)
                                                                                  =====                    =======

  SHARES USED IN PER SHARE CALCULATIONS
     Basic                                                                      287,088                    283,615
                                                                                =======                    =======
     Diluted                                                                    299,884                    283,615
                                                                                =======                    =======

  INCOME PER SHARE, excluding non-recurring charges and
    amortization of purchased intangibles                                         $0.07                      $0.10
                                                                                  =====                      =====

                              INFORMIX CORPORATION

                 UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

ASSETS                                                               March 31, 2001               December 31, 2000

CURRENT ASSETS
  Cash and cash equivalents                                                $176,781                        $128,420
  Short-term investments                                                     77,865                          88,541
  Accounts receivable, net                                                  205,812                         235,429
  Other current assets                                                       21,419                          17,330
                                                                             ------                          ------

Total current assets                                                        481,877                         469,720

PROPERTY AND EQUIPMENT, net                                                  65,619                          67,617
SOFTWARE COSTS, net                                                          39,112                          41,444
LONG-TERM INVESTMENTS                                                        10,573                          11,185
INTANGIBLE ASSETS, net                                                       45,400                          48,258
OTHER ASSETS                                                                 17,428                          17,657
                                                                             ------                          ------

Total Assets                                                               $660,009                        $655,881
                                                                           ========                        ========

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Accounts payable                                                          $22,048                         $27,881
  Accrued expenses                                                           38,263                          38,922
  Accrued employee compensation                                              56,806                          66,167
  Income taxes payable                                                       23,557                          23,139
  Deferred revenue                                                          157,757                         141,735
  Advances from customers                                                     9,755                          10,492
  Accrued merger and restructuring costs                                     12,847                          28,210
  Other current liabilities                                                     366                             427
                                                                                ---                             ---

Total current liabilities                                                   321,399                         336,973

OTHER NON-CURRENT LIABILITIES                                                   715                             787

STOCKHOLDERS' EQUITY
   Convertible preferred stock                                                   --                              --
   Common stock; par value                                                    2,822                           2,804
   Shares to be issued for litigation settlement                             61,228                          61,228
   Additional paid-in capital                                               639,311                         632,866
   Accumulated deficit                                                    (345,084)                       (359,132)
   Accumulated other comprehensive loss                                    (20,382)                        (19,645)
                                                                           --------                        --------

Total stockholders' equity                                                  337,895                         318,121
                                                                            -------                         -------

Total Liabilities and Stockholders' Equity                                 $660,009                        $655,881
                                                                           ========                        ========

IBM AND ASCENTIAL SOFTWARE FORM GLOBAL STRATEGIC ALLIANCE TO PROVIDE LEADING BUSINESS INTELLIGENCE AND INFORMATION ASSET MANAGEMENT SOLUTIONS

         -- IBM TO MARKET AND SELL NEW E-BUSINESS SOLUTIONS INTEGRATING
                        DATASTAGE AND MEDIA360 PRODUCTS--


PUBLIC RELATIONS CONTACTS:
Joe Stunkard
IBM                                     Malinda Banash
914-766-1779                            Miller Consulting for Ascential Software
STUNKARD@US.IBM.COM                     617-262-1800 x232
                                        MALINDA@MILLERGRP.COM
Dan Martin
Miller Consulting Group for
Ascential Software
(617) 262-1800 x223
DAN@MILLERGRP.COM


SOMERS, NY AND WESTBORO, MA., -- APRIL 24, 2001 -- IBM (NYSE:IBM) and Ascential(TM) Software, an independent operating companY OF Informix(R) Corporation (Nasdaq:IFMX), today announced a global strategic alliance to develop and market business intelligence anD digital asset management offerings for Information Asset Management, bringing the advanced features of Ascential Software's products to IBM's strategic hardware and software platforms. This new relationship provides IBM with industry leading products that complement its existing e-business solutions, while increasing the sales distribution capacity of Ascential Software.

Under terms of the agreement, Ascential Software will integrate its DataStage(R) product line with IBM's DB2* Warehouse Manager, giving customers the ability to integrate data from virtually any environment into a DB2*-based data warehouse, thereby fully leveraging their information assets. In addition, Ascential Software's media asset management offering, Media360(TM), will be part of an IBM preferred solution and will support IBM's AIX* operating system and DB2* Universal Database. This will enable customers to manage an array of unstructured assets including video, audio, images, documents and web pages, increasing operational efficiencies. IBM will market and resell these new solutions through its worldwide sales channel and Global Services organization.


         This alliance will empower Global 2000 companies to better use business intelligence and media content management solutions to manage all their information assets across the organization. It will also allow companies to access relevant information assets inside and outside the corporation and re-purpose those assets for competitive economic advantage.



         Through collaborative development, Ascential Software's data integration products, DataStage(R) and DataStage 390, will be optimized for the IBM platform. DataStage for DB2* Warehouse Manager will perform the vital functions necessary to extract, transform and integrate data from a wide variety of sources and applications. Customers will benefit from a data integration solution optimized for their DB2 environment, providing a scalable platform for Customer Relationship Management (CRM), business intelligence and supply chain management applications.



         "Managing information assets is fundamental to the growth and success of every company today," said Janet Perna, general manager, IBM's Data Management Solutions. "Our DB2 and AIX platforms, combined with Ascential Software's data integration and media asset management offerings, will allow us to deliver new solutions to integrate and manage the growing volume and variety of data in today's enterprise."

          "The alliance with IBM is an exciting prospect for Ascential and our customers. It validates our commitment to establishing strategic alliances with the industry's leading solution providers, and is a key element of delivering on our Information Asset Management strategy," said Pete Fiore, president, Ascential Software. "By combining two great product portfolios, we believe we're very well positioned to deliver enhanced products and solutions to our customers and prospects worldwide."


Ascential Software joins the ranks of leading independent software vendors such as Siebel Systems, PeopleSoft and Retek as a member of the PartnerWorld for Developers program (www.developer.ibm.com). These alliances provide solutions to industries such as financial services, retail, and manufacturing, and solution segments including enterprise resource planning, supply chain management, customer relationship management and business intelligence.

ABOUT ASCENTIAL SOFTWARE, INC.

Ascential Software, Inc. is the leading provider of Information Asset Management solutions to the Global 2000. Customers use Ascential products to turn vast amounts of disparate, unrefined data into reusable information assets that drive business success. Ascential's unique framework for Information Asset Management enables customers to easily collect, validate, organize, administer and deliver information assets to realize more value from their enterprise data, reduce costs and increase profitability. Headquartered in Westboro, MA., Ascential has offices worldwide and supports more than 1700 customers in such industries as telecommunications, insurance, financial services, healthcare, media/entertainment and retail. Ascential is an independent operating company of Informix Corporation (NASDAQ:IFMX) and can be found on the Web at HTTP://WWW.ASCENTIALSOFTWARE.COM.

ABOUT IBM

IBM is the world's largest information technology company, with 80 years of leadership in helping businesses innovate. The fastest way to get more information about IBM is through the IBM home page at HTTP://WWW.IBM.COM

                                      # # #

* Indicates trademarks of IBM Corporation.

(C)2001 Ascential Software, Inc. All rights reserved. Ascential(TM) is a trademark of Ascential Software, Inc. and may be registered iN other jurisdictions. The following are trademarks of Informix Corporation or its affiliates, one or more of which may be registered in the U.S. or other jurisdictions: DataStage(R) and Media360(TM).

Safe Harbor Statement
This public announcement contains forward-looking statements that are subject to numerous risks and uncertainties. Any statements contained in this public announcement, including without limitation statements to the effect that the Companies or their managements "believes," "expects," "anticipates," "plans," "may," "will," "projects," "continues," "intends" or "estimates," or statements concerning "potential" or "opportunity" or other variations thereof or comparable terminology or the negative thereof that are not statements of historical fact, should be considered forward-looking statements as a result of certain risks and uncertainties. These risks and uncertainties could cause actual results and events materially to differ for historical or anticipated results and events. Investors and potential investors should review carefully the description of risks and uncertainties which, together with other detailed information about the Companies, is contained in the periodic reports that the Companies file from time to time with the Securities and Exchange Commission, including the Companies' Forms 10-K for fiscal year 2000.